Exhibit (e)(28)

OMNITURE, INC.

FREQUENTLY ASKED QUESTIONS REGARDING TREATMENT OF
EMPLOYEE STOCK OPTIONS, RESTRICTED STOCK, RESTRICTED STOCK
UNITS AND EMPLOYEE STOCK PURCHASE PLAN

As you know, Omniture, Inc. (“Omniture”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Adobe Systems Incorporated (“Adobe”) and Snowbird Acquisition Corporation (“Purchaser”).  In accordance with the terms of the Merger Agreement, Purchaser launched a cash tender offer (the “Offer”) on September 24, 2009, to purchase all of Omniture’s issued and outstanding common stock. Unless subsequently extended, the Offer is scheduled to expire at 12:00 midnight, New York City time, October 22, 2009.  Following the expiration of the Offer, Purchaser will merge with and into Omniture, which, if completed, will result in Omniture becoming a wholly owned subsidiary of Adobe (the “Merger”).

We have received numerous questions regarding the effect of this transaction on Omniture’s 2006 Employee Stock Purchase Plan and outstanding Company stock options, restricted stock awards, and restricted stock units.  We are in the process of preparing very detailed notices concerning the treatment of the ESPP and these other equity awards, which we will be distributing over the coming weeks.  In the meantime, we wanted to provide you answers to the following frequently asked questions.  This communication is provided for informational purposes only and is not intended to serve as advice regarding the manner in which you may elect to participate in the Offer or whether to exercise your stock options.  You should consult your tax advisor about the consequences to you of exercising your stock options and/or participating in the Offer in light of your particular circumstances, including the applicability and effect of state, local, foreign and other tax laws.

Employee Stock Options and Restricted Stock Units

Q1.                            Will Adobe assume my outstanding Company stock options and restricted stock units?

A1.                             Yes, Adobe will assume your outstanding stock options (whether or not vested) and your unvested restricted stock units as described in this FAQ, unless your service with Omniture terminates prior to the date Adobe would have otherwise assumed these awards.  See Q&A 6 for a discussion of the treatment of your awards if your service with Omniture terminates before Adobe assumes your equity awards.

Q2.                            When will Adobe assume outstanding stock options and restricted stock units?

A2.                             This depends on the stock plan under which your stock options and restricted stock units were granted.

Stock options and restricted stock units granted under Omniture’s 2006 Equity Incentive Plan, 2007 Equity Incentive Plan or 2008 Equity Incentive Plan that are outstanding immediately prior to the expiration of the Offer will be assumed by Adobe immediately following the expiration of the Offer on the Acceptance Date, unless your service with Omniture has terminated prior to such date.  See Q&A 6 for a discussion of the treatment of your equity awards if your service with Omniture terminates before Adobe assumes your equity awards.  For this purpose, the Acceptance Date is the date that Adobe accepts Omniture common stock tendered into the Offer.

Stock options granted under any other Omniture stock plan (including, but not limited to, the 1999 Equity Incentive Plan) or assumed by Omniture in a prior acquisition will be assumed by Adobe upon the close of the Merger, unless your service with Omniture has terminated prior to that date.

For the remainder of these FAQs, the date of assumption by Adobe is referred to as the “Assumption Date”.

Example:  Let’s assume that the Offer expires on Thursday, October 22, 2009, and Adobe accepts Company common stock tendered into the Offer on Friday, October 23, 2009.  Let’s further assume that the Merger occurs on Monday, October 26, 2009.  The Assumption Date for stock options and restricted stock units granted under Omniture’s 2006 Equity Incentive Plan, 2007 Equity Incentive Plan or 2008 Equity Incentive Plan would be Friday, October 23, 2009.  The Assumption Date for stock options granted under any other Omniture stock plan (including, but not limited to, the 1999 Equity Incentive Plan) or assumed by Omniture in a prior acquisition would be Monday, October 26, 2009.

Q3.                            What will happen to my stock options and restricted stock units once they are assumed by Adobe?

A3.                             Your assumed stock options and restricted stock units will continue to be subject to the same terms and conditions, including vesting, that currently apply to your awards, except that they will be exercisable or settled in shares of Adobe common stock and the number of shares of Adobe common stock subject to each assumed award and, if applicable, the exercise price of each assumed award will be adjusted as described in Q&A 4.  After the Assumption Date, Adobe will notify you of the exact number of shares subject to your assumed award and, if applicable, the exercise price.

Q4.                            If my stock options and restricted stock units are assumed by Adobe, how will the number of shares of Adobe common stock subject to these awards and the exercise price of my assumed stock options be determined?

A4.                             Adjustment to Shares Subject to Grants.

The number of shares of Adobe common stock subject to your assumed stock options and restricted stock units will be determined by multiplying the number of shares of Omniture common stock that were issuable upon exercise or vesting of such awards immediately prior to the Assumption Date by an exchange ratio (as described below) and rounding down to the nearest whole number of shares.

The numerical formula for this determination is:

A = B x C

where:

A =                the number of shares of Adobe common stock subject to your assumed stock options and restricted stock units;

B =                  the number of shares of Omniture common stock that were issuable upon exercise or vesting of such awards; and

C =                  the exchange ratio

Adjustment to Exercise Price.

The exercise price of your assumed stock options will be determined by dividing the exercise price of the stock options in effect immediately prior to the Assumption Date by an exchange ratio (as described below) and rounding up to the nearest whole cent.

The numerical formula for this determination is:

D = E / C

where:

D =                 the exercise price of your assumed stock options;

E =                   the exercise price of your stock options in effect immediately prior to the Assumption Date; and

C =                  the exchange ratio

Exchange Ratio.

For this purpose, the “exchange ratio” depends on the stock plan under which your stock options and restricted stock units were granted:

•                  For purposes of stock options and restricted stock units granted under Omniture’s 2006 Equity Incentive Plan, 2007 Equity Incentive Plan or 2008 Equity Incentive Plan, the exchange ratio will be (x) $21.50 divided by (y) the closing price of a share of Adobe common stock as quoted on the Nasdaq Global Select Market on the Acceptance Date for the Offer; and

•                  For purposes of stock options granted under any other Omniture stock plan (including, but not limited to, the 1999 Equity Incentive Plan) or assumed by Omniture in a prior acquisition, the exchange ratio will be (x) $21.50 divided by (y) the average closing price of a share of Adobe common stock as quoted on the Nasdaq Global Select Market over the five (5) trading days immediately preceding the date on which the Merger occurs.

Example 1:  Employee A holds stock options to purchase 2,000 shares of Omniture common stock at an exercise price of $15.00 and restricted stock units covering 1,000 shares of Omniture common stock, both of which were granted under Omniture’s 2006 Equity Incentive Plan.  Let’s assume that the Offer expires on Thursday, October 22, 2009, and Adobe accepts Company common stock tendered into the Offer on Friday, October 23, 2009.  Let’s further assume that the closing price of a share of Adobe common stock as quoted on the Nasdaq Global Select Market on Friday, October 23, 2009 (the Acceptance Date), is $35.00.  The exchange ratio for stock options and restricted stock units granted under Omniture’s 2006 Equity Incentive Plan, 2007 Equity Incentive Plan or 2008 Equity Incentive Plan would be 0.61428 ($21.50 divided by $35.00).  Employee A’s stock options and restricted stock units would be adjusted as follows:

•                  The exercise price of Employee A’s stock options would be $24.42 ($15.00 divided by 0.61428, rounded up to the nearest whole cent);

•                  The number of shares of Adobe common stock subject to Employee A’s stock options would be 1,228 (2,000 multiplied by 0.61428, rounded down to the nearest whole number); and

•                  The number of shares of Adobe common stock subject to Employee A’s restricted stock units would be 614 (1,000 multiplied by 0.61428, rounded down to the nearest whole number).

Example 2:  Employee B holds stock options to purchase 2,000 shares of Omniture common stock at an exercise price of $15.00, which was granted under Omniture’s 1999 Equity Incentive Plan.  Let’s assume that the Merger closes on Wednesday, October 28, 2009.  Let’s further assume that the average closing price of a share of Adobe common stock as quoted on the Nasdaq Global Select Market over the five (5) trading days immediately prior to October 28, 2009, is $36.00.  The exchange ratio for stock options granted under Omniture’s 1999 Equity Incentive Plan (or any other Omniture equity plan other than the 2006, 2007 or 2008 Equity Incentive Plans) or assumed by Omniture in a prior acquisition would be 0.5972 ($21.50 divided by $36.00).  Employee B’s stock options would be adjusted as follows:

•                  The exercise price of Employee B’s stock options would be $25.12 ($15.00 divided by 0.5972, rounded up to the nearest whole cent); and

•                  The number of shares of Adobe common stock subject to Employee B’s stock options would be 1,195 (2000 multiplied by 0.5972, rounded down to the nearest whole number).

Q5.                            How can I determine which plan under which my stock options and restricted stock units were granted?

A5.                             Omniture is in the process of putting together new materials to upload to E*Trade that will match grant numbers to the specific plan under which Omniture granted the award.  We will let you know once that information becomes available.

Q6.                            What will happen to my outstanding stock options and restricted stock units if my service with Omniture has terminated or does terminate prior to the Assumption Date?

A6.                             First, any unvested stock options and restricted stock units will terminate and be immediately forfeited upon your termination of service with Omniture, unless you have a change of control or similar agreement with Omniture that provides otherwise.  Second, any of your stock options and restricted stock units that remain outstanding as of the applicable Assumption Date will be cancelled and the vested portion will be converted automatically into the right to receive a cash payment.  For this purpose, “termination of service” means that you no longer provide service to Omniture as either an employee or a consultant.  With respect to your stock options, the cash payment will be equal to (i) $21.50 (without interest) less the exercise price of your stock options, multiplied by (ii) the number of shares subject to the vested portion of your stock options.  With respect to your restricted stock units, the cash payment will be equal to (i) $21.50 multiplied by (ii) the number of shares subject to the vested portion of your restricted stock units.  In each case, the cash payment will be subject to applicable tax withholdings.

Q7.                            Can I exercise my outstanding stock options?

A7.                             Yes, you may exercise your outstanding stock options for cash to the extent that they have vested, subject to the restrictions that are summarized in Q&A 9 below.

Q8.                            Can I tender my options or restricted stock units into the Offer?

A8.                             No, you may only tender shares of Omniture common stock into the Offer that are not subject to a right of repurchase in favor of the Company.  Consequently, you would need to exercise your stock options in accordance with the terms of the applicable stock option plan, and tender the shares of Omniture common stock received upon exercise in accordance with the terms of the Offer, subject to the restrictions that are summarized in Q&A 9 below.  Please note that you cannot elect to exercise your stock options in a manner that is contingent upon the completion of the Offer and that once your stock options have been exercised, you cannot later change your decision, even if the Offer is not completed for any reason.

Q9.                            Can I sell shares of Company common stock issued to me upon exercise of my stock options or vesting of my restricted stock units? Can I tender my shares of Company common stock into the Offer?

A9.                             We are currently in a blackout period.  Consequently, in accordance with Omniture’s insider trading policy, you may not sell any Omniture common stock, including but not limited to shares issued to you upon exercise of stock options or vesting of restricted stock units during the blackout period.  Please note that the blackout also prohibits (1) the cashless exercises of stock options through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (2) selling or otherwise transacting in any other Omniture common stock you currently own through market sales or otherwise for the purpose of generating the cash needed to pay the exercise price of a stock option or satisfaction of any tax withholding obligations.

The Company currently anticipates that the blackout period will end a short period of time prior to the expiration of the Offer, such that you would be permitted to sell shares of Omniture common stock (including shares issued to you upon exercise of stock options or vesting of restricted stock units) through open market sales after the end of the blackout period for a limited period of time prior to the expiration of the Offer.   The Company will notify all employees when the blackout period has ended.

However, please note that the blackout will not affect your ability to exercise your stock options using cash to pay the exercise price or to tender shares of Omniture common stock that you hold (or receive from such exercise) into the Offer.  At any time, even while the blackout is in effect, you will be permitted to tender your shares of Omniture common stock into the Offer. You may also elect to withdraw your shares that you have previously tendered into the Offer prior to the expiration of the Offer in accordance with the terms set forth in the offer to purchase that Adobe filed with the SEC.

More detailed information will be provided as it becomes available.  Please direct any questions you have regarding the Company’s insider trading policy to the Company’s Chief Legal Officer.

Restricted Stock Awards (“RSA”)

Q10.       What happens to outstanding shares of Company restricted stock subject to RSAs?

A10.                       Restricted stock issued pursuant to RSAs granted by Visual Sciences and subsequently assumed by Omniture will be converted into a cash payment that will be subject to the original vesting schedule applicable to the award of restricted stock.  The cash payment will be equal to $21.50 (without interest) for each share of restricted stock.  If you currently hold shares of restricted stock issued pursuant to RSAs, upon each vesting date under the original vesting schedule, you will be entitled to receive the cash payment attributable to the shares of restricted stock that would have vested on such date, provided that you remain employed with Omniture, Adobe, or one of their respective subsidiaries through such date.  In each case, the cash payment will be subject to applicable tax withholdings.

Q11.                     When Omniture acquired Visual Sciences, my shares of Visual Sciences restricted stock were converted into shares of Omniture restricted stock and the right to receive the cash consideration payable by Omniture in the Visual Sciences transaction.  What happens to the cash consideration that was payable by Omniture for my shares of Visual Sciences restricted stock?

A11.                       The balance of the cash consideration reserved at the time of the Visual Sciences acquisition that has not yet been paid to you will be assumed by Adobe and paid out on the same schedule as is currently in place.

2006 Employee Stock Purchase Plan (the “ESPP”)

Q12:                    What will happen to Omniture’s ESPP?

A12:                       The current offering period under the ESPP that began on August 17 will be shortened and a final purchase will be made on Friday, October 16, 2009.  More detailed information will be provided as it becomes available.

Post-Closing Matters

Q13:                    After Adobe assumes my stock options, may I freely exercise my Adobe stock options and trade in the shares I receive upon exercise?

A13:                       No.  For a period of time following the assumption by Adobe of outstanding Omniture stock options, all Omniture employees and consultants will be restricted from exercising stock options until Adobe registers the converted shares with the Securities and Exchange Commission and administers the conversion of these outstanding Omniture stock options to Adobe stock option shares through E*TRADE.  See Q&A 2 above regarding the timing of assumption of Omniture stock options, which depends on the plan under which your stock options were granted.  Adobe expects that such filing and conversion process will occur promptly following the closing of the Merger, but until the Form S-8 is filed and the conversion through E*TRADE is completed, you will not be able to exercise your Adobe stock options. Omniture employees will be notified by Adobe once the restriction has been lifted. After the conversion has been completed, you will be able to exercise your vested Adobe stock options and freely trade the shares issued upon exercise (subject to restrictions on insider trading, including Adobe’s policy on insider trading and any trading restrictions that may be in effect for you at time of such sale).  More detailed information will be provided by Adobe as it becomes available.

Additional Information and Where to Find It.

This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Omniture’s common stock will only be made pursuant to a tender offer statement on schedule TO, including an offer to purchase and other related materials that Snowbird Acquisition Corporation, a wholly-owned subsidiary of Adobe Systems Incorporated, has filed with the Securities and Exchange Commission on September 24, 2009. In addition, Omniture has filed with the Securities and Exchange Commission on September 24, 2009, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  Omniture stockholders can obtain the tender offer statement on schedule TO, the offer to purchase, the Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the offer, free of charge at the website of the Securities and Exchange Commission at www.sec.gov, from the Information Agent and Dealer Manager named in the tender offer materials or from Snowbird Acquisition Corporation. Omniture’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer.